UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2006

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10750 Columbia Pike, Silver Spring, Maryland	20901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 13, 2006, Choice Hotels International, Inc. (the “Company”) entered into an Agreement and Amendment to the Employment Agreement dated August 18, 2000 with Wayne W. Wielgus (the “Amendment”), the Company’s EVP and Chief Marketing Officer.

The Amendment, effective September 13, 2006, includes the following amended terms: (a) the term of the agreement is 6 months from the effective date of the Amendment, and will renew automatically for successive six months terms unless the Company gives Mr. Wielgus written notice at least thirty days prior to the end of the then current term that it elects not to renew; (b) if, during the term of the Amendment, Mr. Wielgus is Constructively Terminated (as that term is defined in the Employment Agreement dated August 18, 2000), such termination shall not be effective for six months from the notice of termination, following which time Mr. Wielgus shall be entitled to a severance payment equal to 18 months of base salary and bonuses.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Amended Employment Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 13, 2006, Charles A. Ledsinger, Jr. (56), formerly President and Chief Executive Officer, has been named Vice Chairman and Chief Executive Officer; Joseph M. Squeri (41), formerly Executive Vice President, Operations and Chief Financial Officer, has been named President and Chief Operating Officer; and David White (38), formerly Vice President and Controller, has been named Chief Financial Officer. Mr. Ledsinger’s and Mr. Squeri’s employment agreements remain unchanged. A copy of the press release announcing the elections is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a) Exhibits. The following exhibits are filed with this report:

Exhibit 10.1	Agreement and Amendment to Employment Agreement
Exhibit 99.1	Press Release Dated September 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2006	/s/ Joseph M. Squeri
Joseph M. Squeri
President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description

10.1	Agreement and Amendment to Employment Agreement
99.1	Press Release Dated September 13, 2006